Exhibit 99.1

TEGAL SIGNS DEFINITIVE AGREEMENTS FOR A $22.5 MILLION EQUITY FINANCING

PETALUMA, Calif., July 11, 2005 — Tegal Corporation (Nasdaq: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced it has signed definitive agreements with institutional investors to raise a total of $22.5 million in equity capital.

Tegal agreed to sell to investors $22.5 million in common stock and 5-year warrants in two steps. The first step involves the sale of approximately 6.3 million common shares and approximately 3.15 million warrants (to purchase additional common shares with an exercise price of $1.00 per share) for proceeds of $4.1 million. The second step, which will raise $18.4 million through the sale of approximately 28.3 million common shares and approximately 14.2 million warrants (also with a exercise price of $1.00 per share), is subject to shareholder approval at Tegal’s annual shareholder meeting, currently scheduled for September 13, 2005. Shareholders of record as of July 27, 2005 will be entitled to vote at the meeting.

Notice

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Tegal has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company’s products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company’s periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal Corporation, headquartered in Petaluma, California, is a leading designer and manufacturer of plasma etch and deposition systems used in the production of MEMS, smart cards, opto-telecom devices, integrated circuits (ICs), and other related microelectronics devices. Both etching and deposition are key process steps and must be repeated multiple times in the production of these devices. Tegal markets and services its systems in all major IC-producing regions of the world.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Thomas Mika (President & CEO), 707/763-5600orNagle
& Ferri Investor Relations
Frank Nagle or Bob Ferri, 415/575-1999